EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                                                                         Three
                                                                                                                      Months Ended
                                                                       Years Ended December 31,                        March 31,
                                                        --------------------------------------------------------
                                                              1993                1994               1995                 1996
Income per share calculations:

Income before cumulative effect
     of a change in accounting principle                 $        235,188   $        281,102    $      1,765,118    $      1,168,870

Cumulative effect of a change in
     accounting principle, net of taxes                                -                  -                  -               890,814
                                                        -----------------   -----------------   ----------------    ----------------

Net income                                               $        235,188   $        281,102    $      1,765,118    $        278,056
                                                        =================   =================   ================    ================

Weighted average number
   of common and common
   equivalent shares are as
   follows:
     Weighted average common
        shares outstanding                                                                             3,183,839           8,658,532
     Shares issued from assumed
        exercise of options and
        warrants (1)                                                                                     211,161             317,800
                                                        -----------------   -----------------   ----------------    ----------------
     Weighted average number
        of shares outstanding                                 N/A                 N/A                  3,395,000           8,976,332
                                                        =================   =================   ================    ================

Income per common and common
   equivalent shares:

     Income before cumulative effect
          of a change in accounting principle                                                   $           0.52 $              0.13

     Cumulative effect of a change in
          accounting principle, net of taxes                                                                  -                 0.10
                                                        -----------------   -----------------   ----------------    ----------------

     Net income                                               N/A                 N/A           $           0.52 $              0.03
                                                        =================   =================   ================    ================


- - -----------------------------------------------

(1) Shares issued from assumed exercise of options and warrants include the number of incremental shares which would result from applying the "treasury stock method" for options and warrants, APB 15, paragraph 38 and Staff Accouting Bulletin No. 83.


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